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                      February 1, 2022

       Jeffry M. Householder
       President & Chief Executive Officer
       Chesapeake Utilities Corporation
       909 Silver Lake Boulevard
       Dover, DE 19904

                                                        Re: Chesapeake
Utilities Corporation
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed February 24,
2021
                                                            File No. 001-11590

       Dear Mr. Householder:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation